CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Royal Energy Resources, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-206024 on Form S-8 of Royal Energy Resources, Inc. of our report dated March 29, 2019, with respect to the consolidated balance sheets of Royal Energy Resources, Inc. and Subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, appearing in this Annual Report on Form 10-K of Royal Energy Resources, Inc. for the year ended December 31, 2018.

CERTIFIED PUBLIC ACCOUNTANTS

513 State Street

Bristol, Virginia

March 29, 2019